Exhibit 99.1

Diamondback Energy, Inc. Closes Merger with Endeavor Energy Resources, L.P.

September 10, 2024

MIDLAND, Texas, September 10, 2024 (GLOBE NEWSWIRE) -- Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback”), today announced that it has closed its merger with Endeavor Energy Resources, L.P. (“Endeavor”).

“We are pleased to announce the closing of this transformative merger, creating a ‘must own’ North American independent oil company,” said Travis Stice, Chairman and Chief Executive Officer of Diamondback. “Today, Diamondback is not only bigger, but better. Our high-quality inventory located in the heart of the Permian Basin gives us the running room to do what we do best: turn rock into cash flow.”

Mr. Stice continued, “I would like to thank our employees for all their hard work in getting this deal across the finish line and welcome the Endeavor employees to the Diamondback team. Together, I am confident we can continue to build off of Diamondback’s impressive operational track record of low-cost operations and position the new Diamondback for long-term success.”

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Investor Contact:
Adam Lawlis
+1 432.221.7467
 alawlis@diamondbackenergy.com

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding the results of the merger with Endeavor; Diamondback’s future performance; business strategy; future operations (including drilling plans and capital plans); estimates and projections of revenues, losses, costs, expenses, returns, cash flow, and financial position; reserve estimates and its ability to replace or increase reserves; anticipated benefits of strategic transactions (including acquisitions and divestitures); and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this news release, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Diamondback are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. Accordingly, forward-looking statements are not guarantees of future performance and Diamondback’s actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements. Information concerning these risks and uncertainties and other factors can be found in Diamondback’s filings with the Securities and Exchange Commission ("SEC"), including its reports on Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov. Diamondback undertakes no obligation to update or revise any forward-looking statement unless required by applicable law.